Exhibit 99.1

News Release

Superior Reports First Quarter 2021 Financial Results

Portfolio accelerating growth above market;

Strong execution driving profitability

First Quarter 2021 Financial Highlights:

•	Net sales of $358M; Value-Added Sales Adj. for FX1 of $198M, a 17%[2] increase YoY

•	Portfolio delivered 11% Content per Wheel[1] growth; growth over market of 19%[2]

•	Net income of $13M

•	Adjusted EBITDA[1] increased 39% YoY to $55M; margin expanded 330 bps[3]

•	Funded debt decreased to $630M and Net Debt[1] to $477M

•	Cash from operations of $18M; Free Cash Flow[1] of $3M

SOUTHFIELD, MICHIGAN – May 5, 2021 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the first quarter ended March 31, 2021.

($ in millions, units in thousands)	Three Months
	1Q 2021	1Q 2020
Units
North America	2,453	2,219
Europe	2,062	2,088

Global	4,515	4,307

Net Sales
North America	$192.0	$155.6
Europe	166.2	145.5

Global	$358.2	$301.1

Value-Added Sales [1]
North America	$101.7	$79.9
Europe	105.6	90.2

Global	$207.3	$170.1

“Our team delivered impressive results in a rapidly shifting environment as we continued to execute our value creation roadmap and drive profitable growth,” commented Majdi Abulaban, President and Chief Executive Officer of Superior. “We have established a strong foundation with a robust portfolio of differentiated technologies that are advancing Value-Added Sales and growth over market. Further, we generated strong earnings improvement and margin expansion in the face of a volatile production environment and supply chain challenges, including semiconductor shortages, that impacted the automotive industry. This is a testament to the enhanced cost and cash discipline we fostered throughout the business.”

[1]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.
[2]	Based on Value-Added Sales Adjusted for Foreign Exchange; comparison vs. Q1 2021 NA and Western and Central EU industry production per April 16, 2021 IHS.
[3]	Expressed as Adjusted EBITDA margin as a percentage of Value-Added Sales, both Non-GAAP Financial Measures; see footnote [1] above.

Mr. Abulaban continued, “We remain focused on capitalizing on trends towards electrification, CO2 reduction and vehicle differentiation through our light weighting and premium finishing capabilities, as these technologies will strengthen our position as a growth over market company. I am confident in our ability to continue to generate significant shareholder value throughout 2021 and beyond.”

First Quarter Results

Net sales for the first quarter of 2021 were $358.2 million, compared to net sales of $301.1 million in the prior year period. Value-Added Sales, a non-GAAP financial measure, were $207.3 million for the first quarter of 2021 compared to $170.1 million in the prior year period. Value-Added Sales Adjusted for Foreign Exchange, a non-GAAP financial measure, increased 17%, or 19% above market, which was driven by the ongoing portfolio shift to larger diameter wheels with more premium content. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross profit for the first quarter of 2021 was $43.0 million, compared to $23.1 million in the prior year period. The increase in gross profit for the quarter was primarily due to higher sales, year-over-year increased plant utilization due to plant shutdowns in the prior year period, and stronger product mix.

Selling, general, and administrative (“SG&A”) expenses for the first quarter of 2021 were $17.3 million, compared to $12.5 million in the prior year period, which was affected by compensation accruals due to the impact of COVID in 2020.

Operating income for the first quarter of 2021 was $25.7 million, compared to a loss from operations of $183.0 million in the prior year period. The increase is due to higher gross profit, partially offset by higher SG&A, as well as the non-recurring Goodwill and Indefinite-Lived Intangibles non-cash impairment charge of $193.6 million in 2020.

The income tax provision for the first quarter of 2021 was $0.8 million on pre-tax income of $13.9 million. The tax provision for the quarter differs from the statutory rate primarily due to valuation allowances, the release of an uncertain tax position and the mix of earnings among tax jurisdictions.

For the first quarter of 2021, the Company reported net income of $13.1 million, or earnings per diluted share of $0.18. This compares to a net loss of $190.1 million, or loss per diluted share of $7.84, in the first quarter of 2020.

Adjusted EBITDA, a non-GAAP financial measure, was $54.9 million for the first quarter of 2021, or 26.5% of Value-Added Sales, which compares to $39.5 million, or 23.2% of Value-Added Sales in the prior year period. The increase in Adjusted EBITDA was driven by increased volume, stronger product mix, and improved manufacturing performance, partially offset by challenges resulting from the winter storm in February 2021 in the southern United States and in northern Mexico. Additionally, the first quarter of 2020 was partly affected by the onset of plant shutdowns resulting from COVID. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $18.2 million in the first quarter of 2021, compared to cash provided by operating activities of $31.3 million during the first quarter of 2020. Operating cash flow in the first quarter of 2021 was affected by higher net working capital due to higher sales and production volumes compared to the prior year period. Free Cash Flow, a non-GAAP financial measure, was $3.0 million for the first quarter, compared to $9.8 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of March 31, 2021, Superior had funded debt of $630.3 million and Net Debt, a non-GAAP financial measure, of $476.5 million, compared to funded debt of $824.1 million and Net Debt of $541.9 million as of the end of the prior year period. The improvement in Net Debt of $14.2 million compared to year-end 2020 was supported by cash flow generation as described above, and a decrease related to Superior’s Euro-denominated debt as the Euro weakened relative to the US Dollar. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2021 Outlook

The Company reconfirmed its Full Year 2021 guidance. Based on IHS’ latest forecast and management’s estimates for 2021, Superior assumes industry production in North America and Europe to increase year-over-year in 2021 by 20% and 10%, respectively. Based on this outlook for industry production and Superior’s portfolio, the Company’s full year 2021 outlook is as follows:

FY 2021
Unit Shipments	16.9 - 17.7 million

Net Sales	$1.30 - $1.37 billion

Value-Added Sales	$740 - $780 million

Adjusted EBITDA	$160 - $180 million

Cash Flow from Operations	$110 - $130 million

Capital Expenditures	Approximately $75 million

“We had a strong start to the year, in part due to richer product mix as OEMs generally shifted production schedules to more premium vehicles in response to the shortage of semiconductors. As we look to the remainder of 2021 and the uncertainties associated with possible OEM supply chain disruption, especially the availability of semiconductors, we believe it prudent to maintain our full year 2021 outlook pending resolution of these uncertainties. We do, however, remain confident in our ability to continue to generate profitable growth as we execute our long-term strategic priorities,” commented Tim Trenary, Executive Vice President and Chief Financial Officer of Superior.

Value-Added Sales and Adjusted EBITDA are non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2021 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Wednesday, May 5, 2021. The conference call may be accessed by dialing 800-700-1722 for participants in the U.S./Canada or +1 334-323-0501 for participants outside the U.S./Canada using the required conference ID 2810355. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration and other related costs, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for FX on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2021 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Clemens Denks

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months
	1Q 2021	1Q 2020
Net Sales	$358.2	$301.1
Cost of Sales	315.2	278.0

Gross Profit	$43.0	$23.1
SG&A Expenses	17.3	12.5
Impairment of Goodwill and Indefinite-Lived Intangibles	—	193.6

Income (Loss) From Operations	$25.7	$(183.0)
Interest Expense, net	(10.3)	(11.9)
Other (Expense) Income, net	(1.5)	1.3

Income (Loss) Before Income Taxes	$13.9	$(193.5)
Income Tax Benefit (Provision)	(0.8)	3.5

Net Income (Loss)	$13.1	$(190.1)

Earnings (Loss) Per Share:
Basic	$0.19	$(7.84)
Diluted	$0.18	$(7.84)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,707	25,243
Diluted	26,687	25,243

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	3/31/2021	12/30/2020
Current Assets	$429.0	$383.7
Property, Plant and Equipment, net	496.7	522.1
Intangibles and Other Assets	184.1	203.6

Total Assets	$1,109.8	$1,109.3

Current Liabilities	$257.8	$231.1
Long-Term Liabilities	706.4	718.6
Redeemable Preferred Shares	184.3	179.4
European Non-controlling Redeemable Equity	1.6	1.7
Shareholders’ Equity (Deficit)	(40.3)	(21.5)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,109.8	$1,109.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months
	1Q 2021	1Q 2020
Net Income (Loss)	$13.1	$(190.1)
Depreciation and Amortization	25.4	24.4
Income tax, Non-cash changes	(2.8)	(5.8)
Impairments of Goodwill and Indefinite-Lived Intangibles	—	193.6
Stock-based Compensation	1.8	(0.7)
Amortization of Debt Issuance Costs	0.9	1.4
Other Non-cash items	(4.5)	(3.6)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(37.0)	(0.4)
Inventories	(14.7)	(5.2)
Other Assets and Liabilities	13.9	2.9
Accounts Payable	21.3	16.9
Income Taxes	0.8	(2.1)

Cash Flow Provided By Operating Activities	$18.2	$31.3

Capital Expenditures	(10.5)	(13.9)
Proceeds from Sale of Property, Plant and Equipment	—	—

Net Cash Used In Investing Activities	$(10.5)	$(13.9)

Proceeds from the Issuance of Long-term Debt	1.7	11.7
Debt Repayment	(0.8)	(22.6)
Proceeds from Borrowings on Revolving Credit Facility	—	213.8
Repayments of Borrowings on Revolving Credit Facility	—	(6.0)
Cash Dividends	(3.4)	(3.4)
Purchase of Non-controlling Redeemable Shares	—	(4.2)
Payments Related to Tax Withholdings for Stock-Based Compensation	(1.3)	—
Finance Lease Payments	(0.3)	(0.3)

Cash Flow (Used In) Provided By Financing Activities	$(4.2)	$189.0

Effect of Exchange Rate on Cash	(2.1)	(2.3)

Net Change in Cash	$1.4	$204.2

Cash - Beginning	152.4	77.9

Cash - Ending	$153.8	$282.2

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars, except per share, and Shares in Millions)

	Three Months
	1Q 2021	1Q 2020
Basic EPS Calculation(1)
Net Income (Loss)	$13.1	$(190.1)
Less: Accretion of Preferred Stock	(4.9)	(4.4)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.5)

Numerator	$4.8	$(198.0)

Denominator: Weighted Avg. Shares Outstanding	25.7	25.2

Basic Earnings (Loss) Per Share	$0.19	$(7.84)

Diluted EPS Calculation(1)
Net Income (Loss)	$13.1	$(190.1)
Less: Accretion of Preferred Stock	(4.9)	(4.4)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.5)

Numerator	$4.8	$(198.0)

Weighted Avg. Shares Outstanding-Basic	25.7	25.2
Dilutive Stock Options and Restricted Stock Units	1.0	—

Denominator: Weighted Avg. Shares Outstanding	26.7	25.2

Diluted Earnings (Loss) Per Share	$0.18	$(7.84)

(1)

Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended March 31, 2021 and 2020.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions, except per wheel, and Units in Thousands)

Value-Added Sales; Value-Added Sales Adjusted for FX; and Content per Wheel	Three Months
	1Q 2021	1Q 2020
Net Sales	$358.2	$301.1
Less: Aluminum Value and Outside Service Provider Costs	(150.9)	(131.0)

Value-Added Sales	$207.3	$170.1
Impact of FX on Value-Added Sales	(8.9)	—

Value-Added Sales Adjusted for FX	$198.4	$170.1

Wheels Shipped	4,515	4,307
Content per Wheel	$43.94	$39.49

Adjusted EBITDA	Three Months
	1Q 2021	1Q 2020
Net Income (Loss)	$13.1	$(190.1)
Adjusting Items:
- Interest Expense, net	10.3	11.9
- Income Tax Provision (Benefit)	0.8	(3.5)
- Depreciation	18.7	18.3
- Amortization	6.7	6.1
- Acquisition, Integration, and Other Related Cost	4.8	3.0
- Factoring Fees	0.5	0.2
- Impairment of Goodwill and Indefinite-Lived Intangibles	—	193.6

	$41.8	$229.6

Adjusted EBITDA	$54.9	$39.5

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Free Cash Flow	Three Months
	1Q 2021	1Q 2020
Cash Flow Provided By Operating Activities	$18.2	$31.3
Net Cash Used In Investing Activities	(10.5)	(13.9)
Less: Cash Payments for Non-debt Financing Activities	(4.7)	(7.6)

Free Cash Flow	$3.0	$9.8

Net Debt
	3/31/2021	12/30/2020
Long Term Debt (less current portion)	$623.8	$637.1
Short Term Debt	6.5	6.1

Total Debt	630.3	643.2
Less: Cash and Cash Equivalents	(153.8)	(152.4)

Net Debt	$476.5	$490.8

Outlook for Full Year 2021 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,300.0	$1,370.0
Less: Aluminum Value and Outside Service Provider Costs	(560.0)	(590.0)

Value-Added Sales Outlook	$740.0	$780.0